UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 27, 2007

Hanmi Financial Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-30421	95-4788120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3660 Wilshire Boulevard		90010
Los Angeles California		(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (213) 382-2200

Not applicable
(Former name of former address, if changed since last report)

     Check the appreciate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 27, 2007, Hanmi Financial Corporation (the “Company”) announced that Dr. Sung Won Sohn will retire from his position as President and Chief Executive Officer of the Company and Hanmi Bank (the “Bank”) on December 31, 2007. Dr. Sohn will also concurrently resign from his position as a member of the Board of Directors of the Company and the Bank. In connection with his retirement, Dr. Sohn and the Company have entered into a Separation Agreement, dated as of December 27, 2007 (the “Separation Agreement”). Pursuant to the Separation Agreement, among other things, and in partial consideration of the conclusion of Dr. Sohn’s Executive Employment Agreement, Dr. Sohn will receive a one-time, lump-sum cash payment of $1.298 million. In addition, Dr. Sohn will receive a cash payment of $39,346 as payment for accrued, but unused vacation pay. Dr. Sohn will also receive ownership of the Bank-owned automobile that he was using as well as the Bank’s equitable ownership interest in the Jonathan Club membership and Wilshire Country Club membership that the Bank maintained for Dr. Sohn’s benefit. The Separation Agreement also provides for the immediate acceleration of 40,000 shares of unvested restricted stock, and a cash payment of $70,000 for the purchase of Dr. Sohn’s vested stock options. Certain of the aforementioned payments and benefits may be delayed by the Bank as to the time of payment until six months after December 31, 2007 to the extent necessary to comply with applicable provisions of Internal Revenue Code Section 409A. In compliance with the Older Workers Benefit Protection Act, Dr. Sohn may revoke the Separation Agreement within seven days following execution. The foregoing discussion is qualified in its entirety by the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
In connection with the Separation Agreement, Dr. Sohn has agreed to serve as an internal consultant to the Company through December 31, 2009. In return for his consulting services, Dr. Sohn will be paid $6,000 per month in accordance with the Company’s normal payroll practices. Dr. Sohn has agreed to be available to the Company to provide these consulting services on an as needed basis, not to exceed 15 hours per month. During the period of the consulting relationship, Dr. Sohn has agreed not to (i) serve as an officer, director, employee or consultant for any Korean or Chinese commercial bank headquartered within the State of California or (ii) engage, as an officer, director, employee or consultant for any other commercial bank which has a business unit the primary activity of which is marketing commercial banking services to the Korean population resident in the United States.
Concurrent with the departure of Dr. Sohn, the Company announced the hiring of Mr. Chung Hoon Youk as Executive Vice President and Chief Credit Officer of Hanmi Bank. Mr. Youk will also serve as interim Chief Executive Officer of the Company and the Bank until a permanent replacement for Dr. Sohn is found. Mr. Youk, age 59, will join the Company and the Bank on January 2, 2008. Between 1999 and 2003, Mr. Youk served as President and Chief Executive Officer of the Company and the Bank. Since he left the Company and the Bank, Mr. Youk was retired.
Commencing on January 2, 2008, Mr. Youk will receive an annual starting salary of $300,000, and be eligible to receive up to 50% of his annual salary in incentive cash compensation. In addition, Mr. Youk will receive a stock option grant for 30,000 shares of the Company’s common stock and a restricted stock grant of 5,000 shares of the Company’s common stock. The stock option grant and restricted stock grant vest in three equal annual installments. Mr. Youk will also receive an auto allowance of $700 per month as well as a cell phone allowance of $100 per month and a gas card. Mr. Youk will be eligible to participate in the Company’s standard employee benefits, including its 401(k) Plan. A copy of the press release announcing Dr. Sohn’s departure and Mr. Youk’s appointment is attached hereto as Exhibit 99.1.
There are no transactions in which Mr. Youk has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Separation Agreement between Hanmi Financial Corporation and Dr. Sung Won Sohn, dated December 27, 2007.

99.1	Press release of December 27, 2007 announcing retirement of Dr. Sohn and appointment of Mr. Youk.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2007	Hanmi Financial Corporation
	By:	/s/ Brian E. Cho
Brian E. Cho
Chief Financial Officer